Exhibit 99.1

               INSTRUCTIONS FOR USE OF JACKSONVILLE BANCORP, INC.
                            SUBSCRIPTION CERTIFICATE

The following instructions relate to Jacksonville Bancorp, Inc.'s offering of an aggregate of 225,000 investment units to the holders of our common stock (the "Rights Offering") and to the general public as described in our Prospectus dated ________, 2001 (the "Prospectus"). Each stockholder holding common stock at the close of business on _________, 2001 (the "Record Date"), will receive a non-transferable subscription right (the "Subscription Rights") to purchase one unit for every five shares of common stock held (the "Basic Subscription
Right"). Each unit is being offered for $____ (the "Subscription Price") and consists of two shares of common stock, and one warrant to purchase one share of common stock expiring on September 30, 2004 (unless we extend the warrant exercise period). The warrant exercise price is $____. In addition, subject to the allocation described below, each subscription right also carries the right to subscribe at the Subscription Price for additional units (the "Oversubscription Privilege") to the extent available, and subject to proration. At the expiration of the Rights Offering, we will offer to the general public the units not subscribed for in the Rights Offering on the same terms (the "Community Offering"). See The Offering in the Prospectus.

The subscription rights in the Rights Offering will expire at 5:00 p.m., Eastern time, on _______, 2002, unless our board of directors elects to extend the Rights Offering period (as extended from time to time, the "Rights Offering Expiration Date").

The ability to purchase units in the Community Offering will expire at 5:00 p.m., Eastern time, on _______, 2002, unless our board of directors elects to extend the Community Offering period (as extended from time to time, the "Community Offering Expiration Date"). We may terminate the Community Offering early if we receive acceptable subscriptions for all 225,000 units being offered before its scheduled expiration.

If you are an existing stockholder, the number of shares of our common stock that you owned on the Record Date is printed on the face of your Subscription Certificate. You should indicate your wishes with regard to the exercise of your Subscription Rights by completing the appropriate section on the back of your Subscription Certificate and returning the Subscription Certificate to the Subscription Agent in the envelope provided.

If you are a new investor,  you should complete the appropriate  sections of the
Subscription   Certificate  and  return  the  Subscription  Certificate  to  the
Subscription Agent in the envelope provided.

THE SUBSCRIPTION AGENT MUST RECEIVE YOUR SUBSCRIPTION CERTIFICATE OR YOU MUST COMPLY WITH GUARANTEED DELIVERY REQUIREMENTS, (SEE THE ENCLOSED NOTICE OF GUARANTEED DELIVERY) ON OR BEFORE THE APPLICABLE OFFERING EXPIRATION DATE.

THE SUBSCRIPTION AGENT MUST RECEIVE PAYMENT OF THE SUBSCRIPTION PRICE OF ALL UNITS SUBSCRIBED FOR, INCLUDING OVERSUBSCRIPTION UNITS, INCLUDING FINAL CLEARANCE OF ANY CHECKS, ON OR BEFORE THE APPLICABLE OFFERING EXPIRATION DATE UNLESS YOU COMPLY WITH THE GUARANTEED DELIVERY REQUIREMENTS.

ONCE YOU SUBSCRIBE FOR UNITS, YOU MAY NOT REVOKE YOUR SUBSCRIPTION.

1. Subscription  Privileges.  To subscribe for units, complete your Subscription
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Certificate  and  send  your  properly   completed  and  executed   Subscription
Certificate, together with payment in full of the Subscription Price for each unit subscribed for, to the Subscription Agent. Delivery of the Subscription Certificate must be made by mail or by overnight delivery. FACSIMILE DELIVERY OF THE SUBSCRIPTION CERTIFICATE WILL NOT CONSTITUTE VALID DELIVERY. We recommend delivery by registered mail or overnight delivery. All payments must be made in United States dollars by (a) check or bank draft drawn upon a United States bank, cashier's check, or money order payable to Independent Bankers' Bank of Florida, as Subscription Agent; or (b) wire transfer of immediately available funds to Independent Bankers' Bank of Florida, as Subscription Agent.

Acceptance of Payments. Payments will be deemed to have been received by the Subscription Agent only upon the (a) clearance of any uncertified check, or (b) receipt by the Subscription Agent of any certified check or bank draft drawn upon a United States bank, cashier's check, money order, or funds transferred through a wire transfer. IF YOU ARE PAYING BY UNCERTIFIED PERSONAL CHECK, PLEASE NOTE THAT THE FUNDS PAID THEREBY MAY TAKE UP TO FIVE BUSINESS DAYS TO CLEAR. CONSEQUENTLY, IF YOU WISH TO PAY THE SUBSCRIPTION PRICE BY MEANS OF UNCERTIFIED PERSONAL CHECK, YOU ARE URGED TO MAKE PAYMENT BEFORE THE EXPIRATION DATE IN TIME TO ENSURE THAT SUCH PAYMENT IS RECEIVED AND CLEARS BY SUCH DATE. YOU ARE URGED TO CONSIDER PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER, OR WIRE TRANSFER.

Procedures For Guaranteed Delivery. If you do not have enough time to deliver your Subscription Certificate and pay the Subscription Price to the Subscription Agent before the applicable offering expiration date, you may comply with the guaranteed delivery procedures. Please see the enclosed "Notice of Guaranteed Delivery". To comply with the guaranteed delivery procedures, you should cause a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, to complete and execute a written guarantee substantially in the form of the enclosed Notice of Guaranteed Delivery. This Notice of Guaranteed Delivery guarantees delivery of your properly completed and executed Subscription Certificate within three business days following the date of the Notice of Guaranteed Delivery. If this procedure is followed, the Subscription Agent must receive your Subscription Certificates and payment for all units subscribed within three business days of the Notice of Guaranteed Delivery. Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Subscription Agent at the address, or by calling the telephone number, indicated below.

Nominee Holder Procedures. Banks, brokers and other nominee holders of Subscription Rights who exercise the Basic Subscription Right and the Oversubscription Privilege on behalf of beneficial owners of Subscription Rights will be required to certify to the Subscription Agent as to the aggregate number of Subscription Rights that have been exercised, and the number of units that are being subscribed for under the Oversubscription Privilege, by each beneficial owner of Subscription Rights (including such nominee itself) on whose behalf such nominee holder is acting. In the event such certification is not delivered in respect of a Subscription Certificate, the Subscription Agent shall for all purposes (including for purposes of any allocation in connection with the Oversubscription Privilege) be entitled to assume that such certificate is exercised on behalf of a single beneficial owner.

Pro-Ration of Oversubscription Privileges. If the number of shares remaining after the exercise of all Basic Subscription Right is not sufficient to satisfy all Oversubscription Privileges, holders will be allocated shares pro rata (subject to elimination of fractional shares), in proportion to the number of shares purchased under the Basic Subscription Right by those oversubscribing stockholders.

Contacting the Subscription Agent. The address, telephone and facsimile numbers of the Subscription Agent are as follows:


By Mail (Registered Mail is                  By Telephone:          By Facsimile            By Personal or Overnight
recommended):                                                       Transmission:           Delivery:

Investment Services Group                    800-275-4222           (407) 541-1663          Investment Services Group
Independent Bankers' Bank of Florida                                                        Independent Bankers' Bank of Florida
Post Office Box 958423                                                                      615 Crescent Executive Ct., Suite 400
Lake Mary, Florida  32795-8423                                                              Lake Mary, Florida 32746-2109


Partial Exercises; Effect of Over- and Underpayments. If you exercise less than all of the Subscription Rights evidenced by your Subscription Certificate, the Subscription Agent will, upon your request, issue to you a new Subscription Certificate evidencing the unexercised Subscription Rights. However, if you choose to have a new Subscription Certificate sent to you, you may not receive any such new Subscription Certificate in sufficient time to permit exercise of these remaining Subscription Rights. If you have not indicated the number of Subscription Rights being exercised, or if the dollar amount you have forwarded is not the exact amount required to purchase the number of units subscribed for, you will be deemed to have exercised the Subscription Rights with respect to the maximum number of whole units which may be exercised for the Subscription Price payment delivered by you.

2. Delivery of Certificates, Etc., to Existing Stockholders. The following deliveries and payments to you will be made to the address shown on the face of your Subscription Certificate unless you provide instructions to the contrary on the back of your Subscription Certificate.

     (a) Basic Subscription Right. As soon as practicable after the valid exercise of Subscription Rights and the Rights Offering Expiration Date, the Transfer Agent will mail to each exercising Subscription Rights holder certificate(s) representing shares of Common Stock purchased upon exercise of the Basic Subscription Rights.

     (b) Oversubscription Privilege. As soon as practicable after the valid exercise of Subscription Rights and the Rights Offering Expiration Date, and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, and taking into account any delays or extensions in closing the oversubscription purchases, the Transfer Agent will mail to each Subscription Rights holder who validly exercises the

     Oversubscription   Privilege   certificate(s)  for  the  number  of  shares
     allocated to such Subscription Rights holder under the Oversubscription Privilege. See "The Rights Offering" in the Prospectus.

     (c) Excess Payments. As soon as practicable after the Rights Offering Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, and taking into account any delays or extensions in closing the oversubscription purchases, the Subscription Agent will mail to each Subscription Rights holder who exercises the Oversubscription Privilege any excess funds received (without interest or deduction) in payment of the Subscription Price for shares that are subscribed for but not allocated to such Subscription Rights holder under the Oversubscription Privilege.

     (d) Warrants. As soon as practicable after the Rights Offering Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, and taking into account any delays or extensions in closing the oversubscription purchases, the Warrant Agent will mail to each Subscription Rights holder who validly exercises the Subscription Rights the number of warrants allocated to such Subscription Rights holder upon purchase of the units.

     3.  Delivery of Certificates, Etc., to New Investors
         ------------------------------------------------

     (a) Subscription. As soon as practicable after the Community Offering Expiration Date and after all prorations and adjustments contemplated by the terms of the Community Offering have been effected, the Transfer Agent will mail to each new investor certificates representing shares of common stock purchased under the Community Offering.

     (b) Excess Payments. As soon as practicable after the Community Offering Expiration Date and after all prorations and adjustments contemplated by the terms of the Community Offering have been effected, the Subscription Agent will mail to each new investor any excess funds received (without interest or deduction) in payment of the Subscription Price for shares that are subscribed for but not distributed to the new investor due to rejection of the Subscription Certificate or the lack of available units for subscription.

     (c) Warrants. As soon as practicable after the Community Offering Expiration Date and after all prorations and adjustments contemplated by the terms of the Community Offering have been effected, the warrant agent will mail to each Community Offering subscriber who validly exercises the Subscription Rights the number of warrants allocated to such subscriber upon purchase of the units.

     4.  Execution
         ---------

     (a) Execution by Rights Holder. With respect to existing stockholders as of the Record Date, the signature on your Subscription Certificate must correspond with the name of the registered stockholder exactly as it appears on the face of the Subscription Certificate without any alteration or change whatsoever. If the Subscription Certificate is executed by a person other than the registered stockholder named on the face of the Subscription Certificate, the person executing the Subscription Certificate must provide proper evidence of authority with delivery of the Subscription Certificate unless the Subscription Agent in its discretion dispenses with proof of authority, or must provide a signature guarantee.

     (b) Execution in Representative Capacity. If you sign the Subscription Certificate in a representative or other fiduciary capacity, you must indicate your capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, you must present to the Subscription Agent satisfactory evidence of your authority to sign the Subscription Certificate.

     (c) Signature Guarantees. Your signature must be guaranteed by an Eligible Guarantor if (1) you wish for the shares of common stock or warrants issuable upon exercise of the Subscription Rights to be registered in a name other than the name of the registered holder in which the Subscription Certificate was issued, or (2) you wish for the shares of common stock or warrants issuable upon exercise of the Subscription Rights to be delivered to an address other than the address for the registered Subscription Rights holder as shown in the records of our transfer agent.

5. Method of Delivery. The method of delivery of Subscription Certificates and payment of the Subscription Price to the Subscription Agent will be at your election and risk as the Subscription Rights holder. If sent by mail, it is recommended that you send the documents and payment by registered mail, properly insured, with return receipt requested, or by overnight delivery using a reputable expedited delivery service, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent before the applicable Rights or Community Offering Expiration Date.